Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 22, 2017, relating to the consolidated financial statements as of and for the year ended December 31, 2015, of Ambev S.A. and subsidiaries (the “Company”), which appears in the Annual Report on Form 20-F of Anheuser-Busch InBev SA/NV for the year ended December 31, 2016, which is incorporated by reference into Altria Group, Inc.’s Amendment No. 1 to the Annual Report on Form 10-K for the year ended December 31, 2016. The consolidated financial statements of the Company are not separately presented in Anheuser-Busch InBev SA/NV’s Annual Report on Form 20-F. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

São Paulo, Brazil

October 26, 2017

/s/ DELOITTE TOUCHE TOHMATSU
Auditores Independentes